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                                                                                                      Exhibit 12
                                        KANSAS CITY POWER & LIGHT COMPANY

                                COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                        Year ended December 31
                               Twelve Months Ended   _________________________________________________________
                                September 30, 1996       1995        1994        1993        1992        1991
                                __________________   _________________________________________________________
                                                                             (Thousands)

Net income                      $       111,753       $122,586    $104,775    $105,772    $ 86,334    $103,893

Add:
Taxes on income                          47,370         66,803      66,377      67,953      52,196      60,278
Kansas City earnings tax                    739            958         524         495         382         242
                                __________________   _________________________________________________________

 Total taxes on income                   48,109         67,761      66,901      68,448      52,578      60,520
                                __________________   _________________________________________________________

Interest on value of
 leased property                          8,007          8,269       6,732       7,273       6,366       5,075
Interest on long-term debt               53,372         52,184      43,962      50,118      54,266      63,057
Interest on short-term debt               1,272          1,189       1,170         750       2,749       3,299
Other interest expense
and amortization                          4,731          3,112       4,128       4,113       2,173       2,665
                                __________________   _________________________________________________________

 Total fixed charges                     67,382         64,754      55,992      62,254      65,554      74,096
                                __________________   _________________________________________________________

Earnings before taxes
 on income and fixed
 charges                        $       227,244       $255,101    $227,668    $236,474    $204,466    $238,509
                                __________________   _________________________________________________________
                                __________________   _________________________________________________________

Ratio of earnings to
 fixed charges                             3.37           3.94        4.07        3.80        3.12        3.22
                                __________________   _________________________________________________________
                                __________________   _________________________________________________________



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